news release
FOR RELEASE:
August 20, 2007

NASDAQ: SNIC

Sonic Solutions Receives Notice from NASDAQ Due to Inability to Timely File Form 10-Q

Novato, California (August 20, 2007) - Sonic Solutions ® (NASDAQ: SNIC) today announced it had received, as expected, an additional notice of non-compliance from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) on August 14, 2007 due to Sonic’s failure to timely file its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007 (the “Additional Staff Determination”), as required by NASDAQ Marketplace Rule 4310(c)(14).

As previously announced on February 1, 2007, Sonic has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee of Sonic’s board of directors and Sonic’s management have preliminarily concluded that, under applicable accounting guidance, Sonic lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and Sonic's board of directors, has determined that Sonic's annual and interim financial statements may no longer be relied upon.

Sonic believes it will have to record additional non-cash charges for stock-based compensation expense and restate its previous financial statements, and that such charges will be material. Sonic is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. Sonic intends to file its restated financial results and related periodic reports as quickly as possible.

As previously announced, Sonic received prior notices of non-compliance from the Staff based upon Sonic's failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and its annual report on Form 10-K for its fiscal year ended March 31, 2007, each as required by NASDAQ Marketplace Rule 4310(c)(14) and for failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before March 31, 2007 as required by NASDAQ Marketplace Rules 4350(e) and 4350(g), respectively.

On July 23, 2007, Sonic received notice that the NASDAQ Listing Hearing and Review Council (the “Listing Council”) has determined to call for review the decision by the NASDAQ Listing Qualifications Panel (the “Panel”) dated June 20, 2007. In that decision, the Panel had decided to continue Sonic’s listing, provided that Sonic file its Form 10-Q for the quarter ended December 31, 2006 and its Form 10-K for the period ended March 31, 2007, and solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before July 23, 2007. Concurrent with the call for review, the Listing Council determined to stay the suspension of Sonic’s securities by the Panel. Accordingly, pending further action by the Listing Council, Sonic’s shares will remain listed on The Nasdaq Global Select Market. The Listing Council has invited Sonic to make a submission on or before August 31, 2007.

While Sonic’s common stock will remain listed on The Nasdaq Global Select Market pending the conclusion of the Listing Council’s review, there can be no assurance that the Listing Council will determine that Sonic’s shares should remain listed on The Nasdaq Global Select Market following the completion of its review.

Sonic Solutions • 101 Rowland Way • Novato, CA 94945 • tel: 415.893.8000 • fax: 415.893.8008 • email: info@sonic.com

Sonic Solutions Receives Notice from Nasdaq Due to Inability to Timely File Form 10-Q

About Sonic Solutions

Sonic Solutions (NASDAQ: SNIC; http://www.sonic.com) enables the creation, management, and enjoyment of digital media content from Hollywood to home. Sonic's products range from the advanced authoring systems used to produce Hollywood DVD, HD DVD, and Blu-ray Disc film releases to the award-winning Roxio®-branded photo, video, music, and digital-media management applications. Sonic’s patented technologies and AuthorScript® media engine are relied upon by leading technology firms to define rich media experiences on a wide array of consumer electronics, mobile devices, set-top players, retail kiosks, and PCs. Always an innovator, Sonic has taken a leading role in helping professional and consumer markets make the successful transition to the new high-definition media formats and, through the DVD On Demand™ and Qflix platforms, Sonic is defining new models for the digital distribution of premium Hollywood entertainment. Sonic Solutions is headquartered in Marin County, California.

Sonic, the Sonic logo, Sonic Solutions, AuthorScript, Sonic DVD On Demand and Roxio are trademarks or registered trademarks of Sonic Solutions or its subsidiaries in the United States and/or other countries. All other company or product names are trademarks or registered trademarks of their respective owners and, in some cases, are used by Sonic under license.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward- looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, our ability to persuade the NASDAQ Listing and Hearing Review Council to continue the listing of our securities on The Nasdaq Global Select Market; the scope of the equity awards for which accounting measurement dates will change; the amount and timing of stock-based compensation and other additional expenses to be recorded, and the corresponding restatement of our financial statements; other accounting adjustments that may result from review of our financial statements for the periods in question; the ramifications of our inability to file required reports with the SEC on a timely basis; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC or other governmental agencies; other actions taken or required as a result of the review; and negative tax or other implications for the company resulting from the accounting adjustments and other factors.

Our Annual Report on Form 10-K for our fiscal year ended March 31, 2006, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and our other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

For More Information, Contact:
Sonic Solutions	StreetSmart Investor Relations
A. Clay Leighton, Chief Financial Officer	Brooke Deterline Phone: 415.893.7824
Phone: 415.893.8000 Fax: 415.893.8008	Anne Leschin Phone: 415.775.1788
Email: clay_leighton@sonic.com	Email: investinsonic@sonic.com